UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2009

R.H. DONNELLEY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-07155 (Commission File Number)	13-2740040 (IRS Employer Identification No.)

1001 Winstead Drive, Cary NC (Address of principal executive offices)	Registrant’s telephone number, including area code: (919) 297-1600	27513 (Zip Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b) On March 30, 2009, Michael Connors provided R. H. Donnelley Corporation (the “Company”) with written notice of his decision to resign as a Company director effective immediately. On April 2, 2009, Nancy Cooper provided the Company with written notice of her decision to resign as a Company director following the next regularly-scheduled Board of Directors meeting later this month. Both cited increased business and other commitments as reasons for stepping down.
     (d) On April 1, 2009, E. Thayer Bigelow, Jr. and Ron Rittenmeyer were elected as members of the Board of Directors of the Company. Mr. Bigelow and Mr. Rittenmeyer are expected to join the Board’s Audit and Finance Committee following the next regularly-scheduled Board of Directors meeting later this month.
A copy of the press release announcing the foregoing resignations and elections is attached as Exhibit 99.1 and incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     (a) On April 1, 2009, the Board of Directors of the Company approved an amendment to the Company’s Fourth Amended and Restated Bylaws (the “Bylaws”). The amendment consists of the addition of a new Article XI to the Bylaws providing for mandatory advancement of defense costs incurred by any Company director or officer in defending any action, suit or proceeding in advance of its final disposition upon receipt by the Company of an undertaking by such director or officer to repay all amounts advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Company under the Company’s Certificate of Incorporation or otherwise.
The text of new Article XI of the Company’s Fourth Amended and Restated Bylaws is attached as Exhibit 3.2 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
3.2	Text of Amended Article XI of the Fourth Amended and Restated Bylaws of R.H. Donnelley Corporation

99.1	Press Release issued April 3, 2009

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R.H. Donnelley Corporation
By:	/s/ Mark W. Hianik
	Name:	Mark W. Hianik
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Date: April 3, 2009

EXHIBIT INDEX

Exhibit No.	Description
3.2	Text of Amended Article XI of the Fourth Amended and Restated Bylaws of R.H. Donnelley Corporation

99.1	Press Release issued April 3, 2009